EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE dated as of September 17, 1998 between Anagram International, Inc., a Minnesota corporation, Anagram International Holdings, Inc., a Minnesota corporation, Anagram International, LLC, a Nevada limited liability company and Anagram Eden Prairie Holdings LLC, a Delaware limited liability company (each a "New Guarantor" and, together with the Persons identified on Exhibit C to the Indenture referred to below and any other Guarantors that execute this form of Supplemental Indenture, the "Guarantors"), each a Subsidiary of Amscan Holdings, Inc., a Delaware corporation, or its successors and assigns (the "Company"), and IBJ Schroder Bank & Trust Company, as trustee under the indenture referred to below (the "Trustee").

                                   WITNESSETH

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of December 19, 1997, as amended by a supplemental indenture dated as of September 17, 1998, (the "Indenture"), providing for the issuance of an aggregate principal amount of $200.0 million of 9.875% Senior Subordinated Notes Due 2007 (the "Senior Subordinated Notes");

     WHEREAS, the Indenture provides that under certain circumstances each New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all of the Company's Obligations under the Senior Subordinated Notes on the terms and conditions set forth herein (the "Senior Subordinated Guarantee"); and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Subordinated Notes as follows:

     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. Counterpart to the Indenture. This Supplemental Indenture specifically incorporates, restates and reaffirms all of the warranties, representations, covenants and other provisions of the Indenture, notwithstanding the fact that such provisions are not restated herein. By executing this Supplemental Indenture, each New Guarantor subscribes to all of the covenants and other provisions in the Indenture as applicable to the Guarantors, and each New Guarantor hereby agrees that it shall be bound by all of the provisions of the Indenture. Upon execution, this Supplemental Indenture shall become part of the Indenture and the rights and obligations of each New Guarantor hereunder shall be construed to be identical to the rights and obligations of the Guarantors under the Indenture. Reference is hereby made to the Indenture for the precise


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terms of this Supplemental Indenture. In the event of any conflict between the provisions herein and the provisions of the Indenture, the Indenture shall control.

     3. Agreement to Guarantee. Each New Guarantor hereby agrees as follows:

     (a) Subject to Article 11 of the Indenture, each New Guarantor, jointly and severally with the other Guarantors, hereby unconditionally guarantees to each Holder of a Senior Subordinated Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Senior Subordinated Notes or the Obligations of the Company under the Indenture or the Senior Subordinated Notes, that: (a) the principal of, premium, if any, and interest, including Liquidated Damages, if any, on the Senior Subordinated Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and (to the extent permitted by law) interest on the overdue principal of, premium and interest, including Liquidated Damages, on the Senior Subordinated Notes, if any, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Senior Subordinated Notes shall be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Senior Subordinated Notes; and (b) in case of any extension of time for payment or renewal of any Senior Subordinated Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be obligated to pay the same immediately whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Section 6.02 of the Indenture. Each New Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

     (b) Each New Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Senior Subordinated Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Senior Subordinated Notes with respect to any provisions thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, subject to
Article 11 of the Indenture, this Senior Subordinated Guarantee shall not be discharged except by complete performance of the obligations contained in the Senior Subordinated Notes and the Indenture.

     (c) If any Holder of Senior Subordinated Notes or the Trustee is required by any court or otherwise to return to the Company or the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Senior Subordinated Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.


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     (d) Each New Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of Senior Subordinated Notes in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each New Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand,
(x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Senior Subordinated Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Senior Subordinated Guarantee. The Guarantors shall have the right to seek contribution from any non-paying New Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Senior Subordinated Guarantees.

     4. Subordination of Senior Subordinated Guarantee. The Obligations of each New Guarantor under its Senior Subordinated Guarantee pursuant to Article 11 of the Indenture shall be junior and subordinated to the Senior Guarantee of such New Guarantor on the same basis as the Senior Subordinated Notes are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Senior Subordinated Notes pursuant to the Indenture, including Article 10 thereof.

     5. Limitation on Guarantor Liability. Each New Guarantor, and by its acceptance of Senior Subordinated Notes, each Holder, hereby confirms that it is the intention of all such parties that the Senior Subordinated Guarantee of the New Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Senior Subordinated Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each New Guarantor hereby irrevocably agree that the obligations of each New Guarantor under its Senior Subordinated Guarantee and
Article 11 of the Indenture shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the New Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other New Guarantor in respect of the obligations of such other New Guarantor under Article 11 of the Indenture, result in the obligations of the New Guarantor under its Senior Subordinated Guarantee not constituting a fraudulent transfer or conveyance.

     6. Execution and Delivery of Senior Subordinated Guarantees. (a) To evidence its Senior Subordinated Guarantee set forth in this Supplemental Indenture and in Section 11.01 of the Indenture, each New Guarantor hereby agrees that a notation of such Senior Subordinated Guarantee substantially in the form of Exhibit D to the Indenture shall be endorsed by an Officer of the New Guarantor on each Senior Subordinated Note authenticated and delivered by the Trustee and that this Supplemental Indenture, as a counterpart to the Indenture, shall be executed


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on behalf of the New Guarantor by its President or one of its Vice Presidents
and attested to by an Officer of the New Guarantor.

     (b) Each New Guarantor hereby agrees that its Senior Subordinated Guarantee set forth in this Supplemental Indenture and in Section 11.01 of the Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Senior Subordinated Note a notation of such Senior Subordinated Guarantee.

     (c) If an Officer whose signature is on this Supplemental Indenture or on the Senior Subordinated Guarantee no longer holds that office at the time the Trustee authenticates the Senior Subordinated Note on which a Senior Subordinated Guarantee is endorsed, the Senior Subordinated Guarantee shall be valid nevertheless.

     (d) The delivery of any Senior Subordinated Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Senior Subordinated Guarantee set forth in the Indenture on behalf of the New Guarantor.

     7. Guarantor May Consolidate, Etc., on Certain Terms. No New Guarantor may consolidate with or merge with or into (whether or not such New Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

     (a) subject to Section 11.06 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such New Guarantor) unconditionally assumes all the obligations of such New Guarantor under the Senior Subordinated Guarantee and the Indenture on the terms set forth in the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

     (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and

     (c) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 of the Indenture.

In case of any such consolidation or merger and upon the assumption by the successor Person by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Senior Subordinated Guarantee endorsed upon the Senior Subordinated Notes and of the due and punctual performance of all of the covenants and conditions of the Indenture and this Supplemental Indenture to be performed by the New Guarantor, such successor Person shall succeed to and be substituted for the New Guarantor with the same effect as if it had been named in the Indenture as a New Guarantor. Such successor Person thereupon may cause to be signed any or all of the Senior Subordinated Guarantees to be endorsed upon all of the Senior Subordinated Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Senior Subordinated Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Senior Subordi-


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nated Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Senior Subordinated Guarantees had been issued at the date of the execution of the Indenture.

     Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) through (c) above, nothing contained in the Indenture, this Supplemental Indenture or in any of the Senior Subordinated Notes shall prevent any consolidation or merger of any New Guarantor with or into the Company or another New Guarantor, or shall prevent any sale or conveyance of the property of any Guarantor as an entirety or substantially as an entirety to the Company or another New Guarantor.

     8. Releases of Senior Subordinated Guarantees. In the event of a sale or other disposition of all or substantially all of the assets of any New Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition (including, without limitation, by foreclosure) of all of the Capital Stock of the New Guarantor, then the New Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise (including, without limitation, by foreclosure), of all of the Capital Stock of the New Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the New Guarantor) shall be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that the Net Proceeds of such sale or other disposition are applied, as and if required, in accordance with Section
4.10 of the Indenture. In addition, if any New Guarantor is released and relieved of all obligations it may have as a guarantor under the Bank Credit Agreement, then such New Guarantor will also be automatically released and relieved of any obligations under its Senior Subordinated Guarantee. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Sections 4.10 and 5.01 thereof, the Trustee shall execute any documents reasonably required in order to evidence the release of the New Guarantor from its obligations under its Senior Subordinated Guarantee.

     Any New Guarantor not released from its obligations under its Senior Subordinated Guarantee shall remain liable for the full amount of principal of and interest on the Senior Subordinated Notes and for the other obligations of any New Guarantor under the Indenture as provided in Article 11 thereof.

     9. `Trustee" to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under the Indenture, the term "Trustee" as used in Article 11 thereto shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in Article 11 of the Indenture in place of the Trustee.

     10. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of any New Guarantor, as such, shall have any liability for any obligations of the Company or any New Guarantor under the Senior Subordinated Notes, any


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Senior Subordinated Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes.

     11. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE SENIOR SUBORDINATED GUARANTEE.

     12. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     13. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     14. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors and the Company.















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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.


Dated: September 17, 1998                   Anagram International, Inc.


                                            By:/s/ James M. Harrison
                                               ---------------------------------
Attest:                                     Name:  James M. Harrison
                                            Title: Senior Vice President,
Michael A. Correale                                Treasurer and Chief Financial
-----------------------------------                Officer

Dated: September 17, 1998                   Anagram International Holdings, Inc.


                                            By:/s/ James M. Harrison
                                               ---------------------------------
Attest:                                     Name:  James M. Harrison
                                            Title: Senior Vice President,
Michael A. Correale                                Treasurer and Chief Financial
-----------------------------------                Officer

Dated: September 17, 1998                   Anagram International, LLC


                                            By:/s/ James M. Harrison
                                               ---------------------------------
Attest:                                     Name:  James M. Harrison
                                            Title: Manager
Michael A. Correale
-----------------------------------

Dated: September 17, 1998                   Anagram Eden Prairie Holdings LLC


                                            By:/s/ James M. Harrison
                                               ---------------------------------
Attest:                                     Name:  James M. Harrison
                                            Title: Senior Vice President,
Michael A. Correale                                Treasurer and Chief Financial
-----------------------------------                Officer


Dated: September 17, 1998                   IBJ Schroder Bank & Trust Company
                                              as Trustee


                                            By:/s/ Stephen J. Giurlando
Attest:                                        ---------------------------------
                                            Name:  Stephen J. Giurlando
                                            Title: Aisstant Vice President
Michael C. Daly
----------------------------------
Michael C. Daly
Assistant Secretary

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